Exhibit 99.1

SINTX Technologies Acquires Technology Assessment and Transfer, Inc.

The Acquisition Broadens Opportunities for SINTX in Aerospace, Defense, and Biomedical Markets

SALT LAKE CITY, July 6, 2022 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (www.sintx.com) (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer of advanced ceramics, announced the acquisition of Technology Assessment and Transfer, Inc. (TA&T; https://www.techassess.com/), significantly increasing SINTX’s capabilities in the aerospace, defense, and biomedical markets.

“We are excited to acquire TA&T and take another step towards diversifying and strengthening SINTX,” said Dr. Sonny Bal, President and CEO of SINTX. “TA&T will expand our use of advanced manufacturing technologies and introduce new ceramic material platforms to the SINTX portfolio. We expect the acquisition to bring immediate revenue to SINTX via TA&T’s well-established relationships with commercial partners and the U.S. government.”

TA&T, based in Maryland, is a nearly 40-year-old advanced ceramics business that specializes in developing and commercializing a broad array of innovative materials for defense, biomedical, and industrial applications. The company’s technologies and products include 3D printing of ceramic medical devices and heat exchangers, chemical vapor infiltration and deposition of complex fiber-reinforced ceramic-matrix composites, and hot pressing of transparent armor and other technical ceramics. TA&T has a long track record of successfully winning research contracts and grants from the U.S. government and commercializing its innovative technologies.

As an example of TA&T’s innovation, ceramic heater bodies developed, designed, and manufactured by TA&T are a part of the Sample Analysis on Mars (SAM) instrument suite on board the Curiosity Rover (https://mars.nasa.gov/msl/home/). These oven heater bodies were manufactured by TA&T using Ceramic Stereolithography, a form of 3D printing and additive manufacturing, and can withstand the extreme temperatures of more than 1,500°F that are required to heat soil samples on Mars in hopes of detecting signs of life. TA&T was selected by NASA to make these parts because of the prohibitive cost of traditional manufacturing techniques.

“Technology Assessment and Transfer is excited about the opportunity that the SINTX acquisition provides for product growth in commercial, aerospace, and medical applications,” said Dr. Larry Fehrenbacher, Co-Founder and President of TA&T. “The blend of federally-funded innovative technologies and SINTX’s business acumen is a compelling synergistic formula for future success.”

Dr. Mark Patterson, who worked with TA&T previously, and is currently Principal Scientist at Kratos SRE, commented that “In my view, the acquisition of TA&T by SINTX represents a significant opportunity to leverage complementary cultures and capabilities in the areas of advanced ceramics and innovation. TA&T has a long history of developing unique processes and ceramic materials for space, defense and commercial markets, and the company was an early developer of additively manufactured ceramic components for new ceramic markets. SINTX has complementary capabilities in biomedical devices and ceramic armor, with access to capital markets and organizational skills that will greatly help to mature and transition these technologies. I am excited to see what will come from this promising synergy, and hope that we will get to experience more ceramic products transitioned to end users”.

Ascendiant Capital Markets LLC served as the sole M&A Advisor on the transaction.

About SINTX Technologies, Inc.

SINTX Technologies is an OEM ceramics company that develops and commercializes advanced ceramics for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of ceramics for external partners. The Company presently manufactures silicon nitride powders and components in its FDA registered, ISO 13485:2016 certified, and ASD9100D certified manufacturing facility.

For more information on SINTX Technologies or its advanced ceramics material platforms, please visit www.sintx.com.

About Technology Assessment and Transfer, Inc.

Technology Assessment and Transfer, Inc. (TA&T) is a high technology small business that specializes in development of advanced, materials-oriented technologies for aerospace, defense, bio-medical and industrial applications. TA&T uses government research grants to support advanced technology research and development innovations and commercialize via limited production, technology licensing and cooperative partnerships. TA&T provides a host of services that includes 3D printing, PVD-CVD coatings, material processing-CMCs, CIP, PS, HP, HIP and material characterization for powders and finished parts-TGA/DSC, PSD. SA, Dilatometry, UV-VIS and FTIR transmission, haze and clarity.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) including, but not limited to, statements regarding SINTX’s ability to achieve revenues through its operation of TA&T, to expand its use of advanced manufacturing technologies, and, to introduce new ceramic material platforms to the SINTX portfolio. Such forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from current expectations. Risks and uncertainties that may cause such differences include, among other things: integration of the businesses of each of SINTX and TA&T, SINTX’s products may not prove to be as effective as other products currently being commercialized or to be commercialized in the future by competitors; risks inherent in manufacturing and scaling up to commercial quantities while maintaining quality controls; volatility in the price of SINTX’s common stock; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of our products once commercialized; SINTX’s ability to raise funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 25, 2022, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Business Inquiries for SINTX:

SINTX Technologies

801.839.3502

IR@sintx.com